Exhibit 99.1

1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520
FOR FURTHER INFORMATION:		www.orthologic.com
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group	Nasdaq: OLGC
(602) 286-5250	(415) 392-3310
kstruck@olgc.com	lglaser@troutgroup.com

ORTHOLOGIC ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

TEMPE, AZ – August 7, 2008 – OrthoLogic Corp. (NASDAQ: OLGC) today announced financial results for the second quarter 2008.

OrthoLogic reported a net loss of $2.8 million, or $0.07 per share, for the second quarter 2008, compared to a net loss of $2.3 million or $0.06 per share for the second quarter 2007.  For the six months ended June 30, 2008 the net loss was $5.4 million, or $0.13 per share, versus a net loss of $5.3 million, or $0.13 per share, for the six months ended June 30, 2007.

The increase in the net loss for the six months ended June 30, 2008 compared to the same period in 2007 resulted primarily from costs related to the Company’s Phase 1 clinical trials in dermal scarring in 2008, reduced interest income due to the decrease in interest rates between the two periods and reduction in the amount available for investment, partially offset by lower general and administrative expenses due to the timing of expenditures and general cost containment efforts, and reduced AZX100 pre-clinical costs related to the filing of an IND for a dermal scarring indication, which was completed as of December 31, 2007.

The Company ended the second quarter of 2008 with $54.0 million in cash and investments.

Conference Call Information

Management will host a conference call and webcast today, Thursday, August 7, 2008 at 4:30 pm EDT (3:30 pm CDT, 2:30 pm MDT, 1:30 pm PDT).  The call may be accessed at 800-437-3848 (domestic), 719-457-2089 (international), or by logging onto the Investors section of the Company’s website, http://investor.orthologic.com.

A replay will be available beginning August 7, 2008 at 7:30 pm EDT until midnight August 9, 2008 and may be accessed at 888-203-1112 (domestic) or 719-457-0820 (international) with replay passcode 1607047.

OrthoLogic Announces Second Quarter 2008 Financial Results

About OrthoLogic

OrthoLogic is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin® (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models, AZX100 is currently being evaluated for commercially significant medical applications such as the treatment of pulmonary disease, the prevention of hypertrophic and keloid scarring and intimal hyperplasia.  OrthoLogic has an exclusive worldwide license to AZX100.

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction.  The Company owns exclusive worldwide rights to Chrysalin.

OrthoLogic’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission.

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Editors’ Note: This press release is also available under the Investors section of the Company’s website at www.orthologic.com.

OrthoLogic Announces Second Quarter 2008 Financial Results

ORTHOLOGIC CORP.
(A Development Stage Company)
CONDENSED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,348	$20,943
Short-term investments	33,660	18,236
Prepaids and other current assets	1,140	906

Total current assets	42,148	40,085

Furniture and equipment, net	318	318
Long-term investments	12,970	21,459

Total assets	$55,436	$61,862

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$714	$702
Accrued compensation	585	824
Other accrued liabilities	782	875
Total current liabilities	2,081	2,401

Stockholders' Equity
Common Stock $.0005 par value;100,000,000 shares authorized; 40,923,417 in 2008 and 41,758,065 in 2007 shares issued and outstanding	20	21
Additional paid-in capital	188,328	189,013
Accumulated deficit	(134,993)	(129,573)
Total stockholders' equity	53,355	59,461

Total liabilities and stockholders' equity	$55,436	$61,862

OrthoLogic Announces Second Quarter 2008 Financial Results

ORTHOLOGIC CORP.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except  per share data)
(Unaudited)

					As a Development
	Three months ended June 30,		Six months ended June 30,		Stage Company
					August 5, 2004 -
	2008	2007	2008	2007	June 30, 2008

OPERATING EXPENSES
General and administrative	$742	$928	$1,563	$1,908	$18,647
Research and development	2,586	2,252	5,028	5,070	67,854
Purchased in-process research and development	-	-	-	-	34,311
Other	-	-	-	-	(375)
Total operating expenses	3,328	3,180	6,591	6,978	120,437

Interest and other income, net	(565)	(841)	(1,171)	(1,725)	(11,723)
Loss from continuing operations	2,763	2,339	5,420	5,253	108,714
Income tax expense	-	-	-	-	356

Loss from continuing operations	2,763	2,339	5,420	5,253	109,070
Discontinued operations - net gain on sale of the bone device business, net of taxes ($267)	-	-	-	-	(2,202)
NET LOSS	$2,763	$2,339	$5,420	$5,253	$106,868
Per Share Information:
Net loss, basic and diluted	$0.07	$0.06	$0.13	$0.13
Basic and diluted shares outstanding	41,186	41,637	41,415	41,616